EXHIBIT 10.1

                      SEPARATION AND SEVERANCE AGREEMENT

      This Separation and Severance Agreement ("Agreement") is made and entered into as of this 19th day of March, 2001, by and between David A. Packer, ("Packer" or "Employee") and Computerized Thermal Imaging, Inc. a Nevada corporation ("CTI" or "Employer").

                                   RECITALS

     A. Packer is employed by CTI as its President and Chief Operating Officer ("COO"). Packer is also a member of CTI's Board of Directors. Packer is also involved in his capacity as President and COO in the preparation and completion of Module 5 for submittal to the United States Food and Drug Administration ("FDA").

     B. CTI and Packer have agreed that Packer's employment with CTI shall be terminated effective December 31, 2001. Both parties desire to set forth their understandings and agreements with respect to Packer's termination of employment, along with other matters relating to that termination.

     NOW, THEREFORE, based upon the following, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, it is agreed as follows:

     1. Packer's Resignation as President, COO and Board Member: Packer will resign as President, COO, and member of the Board of Directors effective upon both the execution of this Agreement and upon the completion of preparation of Module 5 for submittal to the FDA.

     2. Duties After Resignation/Term of Continued Employment: After his resignation as President, COO and member of the Board of Directors, Packer will continue to be employed by CTI until December 31, 2001, with his responsibilities limited to working on FDA PMA Module 5 on an as needed basis, as reasonably determined by CTI, even on a full-time basis when so warranted.

     3. Salary and Benefits: Packer will be paid his current salary (1) through December 31, 2001. Packer will receive his current benefits1 through December 31, 2001 and will continue to receive those benefits through June 30, 2002, at CTI's expense. However, if prior to June 30, 2002, Packer obtains full-time employment that entitles him to comparable benefits from another employer, CTI's obligation to provide benefits will terminate as of the date that Packer begins such employment.

     4.     Stock Options:

     (a) As of the effective date of this Agreement, Packer owns options to purchase 1,500,000 shares of CTI's Common Stock, $0.001 par value per share. 500,000 options were granted to Packer in a Stock Option Agreement dated April 30, 1997 (the "1997 Stock Option Agreement"), and the remaining 1,000,000 options were granted to Packer in an Employee Stock Option Agreement dated August 2, 2000 (the "2000 Stock Option Agreement"). All 500,000 options

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(1) "Current salary" and "current benefits" are defined as those that Packer receives under his current employment agreemeent with CTI effective as of April 30, 2000.

granted in the 1997 Stock Option Agreement are fully vested. The first 250,000 of options granted in the 2000 Stock Option Agreement are also fully vested. The terms and provisions of this Agreement amend and supersede certain provisions of both the 1997 Stock Option Agreement and the 2000 Stock Option Agreement.

     (b) The vesting of the unvested stock options granted to Packer in the 2000 Stock Option Agreement shall be accelerated, as the case may require, so that:

           (1) The 250,000 options scheduled to vest on April 30, 2001 shall vest upon execution of this Separation Agreement;

           (2) The 250,000 options scheduled to vest on April 30, 2002, shall vest on April 30, 2001; and

           (3) The 250,000 options scheduled to vest on April 30, 2003 shall vest on December 31, 2001.

     (c) The exercise price of the 1,000,000 options granted to Packer in the 2000 Stock Option Agreement is hereby re-priced to market as of March 6, 2001. The exercise price of such options shall be $2.15 per share as determined by averaging the closing bid price of CTI stock for the 5 trading days preceding March 6, 2001.

     (d) Notwithstanding Packer's termination of employment and notwithstanding any provision of any other agreement or plan document (not including this Agreement) governing the expiration of any option owned by Packer, options owned by Packer shall expire as follows:

           (1) On August 2, 2010 with respect to the options covering 1,000,000 common stock shares, or any unexercised portion thereof, granted in the 2000 Stock Option Agreement; and

           (2) In accordance with the terms of the 1997 Stock Option Agreement with respect to the options covering the 500,000 common stock shares, or any unexercised portion thereof.

     (e) Notwithstanding Section (d)(1) of this Agreement covering the 1,000,000 common stock options, Packer must exercise any such vested options within 90 days after the first time after the date of this Agreement when the bid price of CTI stock closes at $5 or more for 5 consecutive trading days.
If the 90-day exercise requirement is triggered prior to submission of Module 5, CTI will toll the exercise requirement until Module 5 is submitted and the 90 days shall begin to run as of such submission. Any such options that vest after the 90-day exercise requirement has been triggered shall, upon vesting, be subject to a 90-day exercise requirement that will be triggered if the bid price of CTI stock closes at or above $5 for 5 consecutive trading days after such vesting. This 90-day exercise requirement shall be tolled if CTI imposes any employee trading prohibition that applies to Packer. The tolling period shall be equal to the duration of the employee trading prohibition. Any such options, whether or not vested, not exercised in accordance with the provisions of this Section (e), shall immediately terminate notwithstanding the tenure of such options as outlined in Section 4(d)(1) of this Agreement.

     5. Outplacement Service: CTI will reimburse Packer for the reasonable cost of an outplacement service for a period of three consecutive months ending no later than June 30, 2002.

     6. Cash Payment: CTI will pay Packer a one-time cash payment of $100,000 upon execution of this Separation Agreement. Such payment will be subject to employment tax withholding in accordance with CTI's normal payroll practices. However, CTI shall, at Packer's request, reduce Packer's obligation for federal and state income taxes withheld on such payment and CTI shall have no obligation with respect to such reduction in income taxes withheld.

     7. Office Equipment: Packer will retain, at no charge to Packer, office equipment previously provided by CTI, including a laptop computer and office chair.

     8. Photonic Stimulator: Packer will retain, at no charge to Packer, the Photonic Stimulator previously provided by CTI.

     9. Non-Disparagement: Other than as compelled by law, neither CTI nor Packer will communicate to or discuss with any person or entity anything that could be construed as disparaging or negative towards the other, either orally or in writing.

     10. Press Release: CTI and Packer hereby agree that the press release issued March 8, 2001 represents a neutrally worded and mutually agreeable announcement of Packer's resignation.

     11. Confidentiality: CTI and Packer shall hold in strict confidence the terms of this Agreement and will not use to the detriment of the other any data, or information obtained in connection with this Agreement. The terms of this Agreement may be disclosed, however, if required in furtherance of any filings that CTI makes with the Securities and Exchange Commission and/or any other governmental entity for the purpose of state or federal regulatory reporting requirements that are imposed upon CTI as a result of CTI's business. Disclosure of the terms of this Agreement is limited to regulatory reporting to governmental entities during the ordinary course of CTI's business and can only be disclosed if required to support a filing. With the exception of the above, the terms of this Agreement may only be disclosed pursuant to valid court order, subpoena or such other requirements as are imposed by law. In the event that one party is served with such process or is otherwise required to disclose the Agreement or its terms to support a regulatory filing, written notice of such service or requirement shall be given to the other party within ten (10) days after receipt of service or prior to the regulatory filing, as the case may require. If any dispute arises regarding the disclosure of confidential information, the parties agree that the nondisclosing party shall be entitled, without showing actual damage, to a temporary or permanent injunction restraining the use of the confidential information for any purpose and that no bond or other security shall be required in connection with such action, unless a court of competent jurisdiction determines the bond to be jurisdictional, then in the amount not to exceed One Hundred Dollars ($100.00). If any dispute arises concerning the rights or obligations of any party under this Agreement, such rights and obligations shall be enforceable by a decree of specific performance.

     12.     CTI's Release:

       (a) CTI hereby releases Packer from any and all employment duties in connection with Packer's performance as President, COO, and member of the Board of Directors of CTI. CTI does not release Packer from any liability that is found in connection with his duties as President, COO and member of the Board of Directors in any lawsuit or claim that may be filed in which he is named as a defendant, except and to the extent that Packer is entitled to indemnification protection (as a former officer and director of CTI) in accordance with the provisions of Article VI of CTI's Bylaws dated January 15, 1998. To the extent of CTI's indemnity obligation under said Bylaws, CTI does forever release Packer from any such liabilities, losses, damages, and expenses. CTI covenants and agrees to provide to and for Packer the indemnification protection set forth in said Bylaws. No modifications or amendments to said Bylaws after the date of this Agreement will impair or reduce, in any way, Packer's right to indemnification as currently contained in said Bylaws.

       (b) Except for claims based upon a breach of this Agreement, the 2000 Stock Option Agreement, and the 1997 Stock Option Agreement, and the Employment Agreement dated effective April 30, 2000, and in consideration of the mutual obligations set forth in this Agreement, CTI hereby releases and discharges Packer from any and all claims, liens, demands or liabilities whatsoever, in connection with his duties as President, COO and member of the Board of Directors of CTI, except those set forth in paragraph (a) above. These include claims, liens, demands, or liabilities, whether known or unknown, or suspected to exist by CTI, as well as those that are known, anticipated, suspected or disclosed. This includes, without limitation, any claims, liens, demands, or liabilities in connection with Packer's employment as President, COO and member of the Board of Directors pursuant to any federal, state, or local laws, regulations or other requirements.

     13.     Packer's Release:

       (a) Except for claims based upon a breach of this Agreement, the 2000 Stock Option Agreement, and the 1997 Stock Option Agreement, and the Employment Agreement dated effective April 30, 2000, and in consideration of receiving the compensation enumerated in this Agreement, Packer hereby releases and discharges CTI and its officers, directors, stockholders, employees, agents, subsidiaries, assigns, insurers, and affiliates from any and all claims, liens, demands, or liabilities whatsoever, that he ever had or may have had against CTI arising out of his duties as President, COO and member of the Board of Directors. This includes, without limitation, any claims, liens, demands, or liabilities in connection with Packer's duties as President, COO and member of the Board of Directors and the termination of that employment, pursuant to any federal, state, or local employment laws, regulations, executive orders, or other requirements.

       (b) Packer does not release CTI from its obligation to defend or indemnify him (as described in section 12(a) above) if he is named in a lawsuit or other court action which arose out of the course and scope of his duties as President, COO and Board Member of CTI.

       (c) Packer therefore waives all unknown, unanticipated, unsuspected, and undisclosed claims, liens, demands or liabilities, as well as those that are known, anticipated, suspected or disclosed, in connection with his duties as President, COO and member of the Board of Directors, with the exception of the indemnity obligation referenced in sub paragraph (b) above.

       (d) Nothing in this Agreement is intended to waive Packer's entitlement to vested benefits under any pension or 401(k) plan or other benefit plan provided by CTI. In addition, the foregoing release does not waive claims that Packer could make, if available, for unemployment or workers' compensation benefits.

     14. Non-Compete: Packer shall not engage in, be employed by, participate in, or hold more than a one percent equity ownership interest in (except for stock publicly traded on any recognized stock exchange), any business venture competitive with the business (then conducted by CTI or its subsidiaries or affiliates as of December 31, 2001) for a period of two (2) years after his employment with CTI ends, through and including December 31, 2003.

     15. Outside Employment: Packer may pursue other employment opportunities so long as they do not interfere with his obligations to CTI under this Agreement.

     16. Entire Agreement: The foregoing contains the entire agreement of the parties, and supersedes all prior negotiations. No modifications to this Agreement will be binding unless such modifications are in writing and signed by both parties. In the event of any inconsistencies between this Agreement and the Employment Agreement dated effective April 30, 2000, the provisions of this Agreement shall supersede and be controlling. In the event of any inconsistencies between this Agreement and the 1997 Stock Option Agreement or the 2000 Stock Option Agreement, the provisions of this Agreement shall supersede and be controlling.

     17. Binding Effect: This Agreement shall inure to and be binding upon the parties, their successors, heirs, representatives and assigns; provided, however, that upon Packer's death, this Agreement shall terminate, except as to any payment obligations from CTI to Packer or any stock options that may still exist. In the event of Packer's death, Packer hereby designates the David A. Packer Family Living Trust (created by the David A. Packer Family Living Trust Agreement dated March 13, 1998) as beneficiary of all of his stock options referenced in this Agreement and as beneficiary of his rights under this Agreement to receive ongoing salary payments through December 31, 2001. Also, in the event of Packer's death, Packer's family shall continue to be entitled to ongoing coverage, at CTI's sole expense, under CTI's health care plan, through June 30, 2002.

     18.     Representations and Warranties:   CTI represents and warrants as
follows, and covenants and agrees that CTI will be estopped from taking a position at any time in the future contrary to the representations and warranties set forth in this Agreement:

       (a) CTI has full power and authority to enter into this Agreement. All shareholder and director actions and authorizations required for the approval of this Agreement and the consummation of the transactions
contemplated hereby have been duly taken.   The person executing this
Agreement in behalf of CTI has been duly authorized to execute and deliver this Agreement for and in behalf of CTI. This Agreement is a valid and binding obligation of CTI, enforceable in accordance with its terms.

       (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or require any consent under, or result in a breach of any provisions of, or constitute a default under any of the terms, conditions, or provisions of, the Articles of Incorporation or Bylaws of CTI or any contract by which CTI may be bound; or (ii) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company or any of the stock options referenced herein. No consent or approval by, notice to, or registration with any governmental or administrative authority or board or third party is required in connection with the execution and delivery by CTI of this Agreement or the performance by CTI of any of the transactions contemplated hereby.

       (c) The 500,000 options granted in the 1997 Stock Option Agreement are valid and enforceable options, notwithstanding the fact that the 1995 Stock Option Plan was not approved by CTI's shareholders. The provisions of this Agreement relating to the 1,000,000 stock options owned by Packer under 2000 Stock Option Agreement have been duly authorized and approved by the plan "Administrator" for CTI's 1997 Stock Option and Restricted Stock Plan, and such provisions are proper and permitted under the terms and provisions of said plan. The 1,000,000 options granted in the 2000 Stock Option Agreement are valid and enforceable under applicable law and under the terms and provisions of CTI's 1997 Stock Option and Restricted Stock Plan.

       (d) The Company has filed with the Securities and Exchange Commission proper and complete registration statements on Form S-8 which has resulted in all of the common stock underlying Packer's 1,500,000 stock options to be fully registered.

     19. Indemnity: Each party (the "indemnitor") covenants and agrees to indemnify, defend, reimburse, and hold the other party (the "indemnitee") harmless from, against, and with respect to any claims, losses, damages, and expenses arising from a breach of a covenant, representation, or warranty of the indemnitor under this Agreement.

     20. Invalidity: In the event that any part of his Agreement is found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part was deleted.

     21. Legal Fees: In the event that any action or proceeding is instituted to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to its costs and attorneys' fees, in addition to any other relief it may obtain or be entitled to.

     22. Utah Law: This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Utah. The parties agree that the venue of any action arising out of his Agreement shall be in Davis County, Utah.

     23. Counterparts: This Agreement may be executed in multiple counterparts which collectively shall be considered one and the same instrument.


EMPLOYER:                                 EMPLOYEE:
Computerized Thermal Imaging, Inc.


By:/s/Richard V. Secord                   /s/David A. Packer
--------------------------------          --------------------------------
Richard Secord, Chairman and CEO          David A. Packer, individually